Exhibit 99.1

FOR:                      AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:           Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:                       KM/KCSA  - Investor Relations
CONTACT:           Roni Gavrielov
 011-972-3-516-7620
 roni@km-ir.co.il

Jeff Corbin / Marybeth Csaby
212-896-1214 / 212-896-1236
jcorbin@kcsa.com / mcsaby@kcsa.com

FOR:                      PM-PR Media consultants
CONTACT:          Zeev Feiner
011-972-50-790-7890
z@pm-pr.com

Gadot Chemical Tankers and Terminals Ltd. ("Gadot") Completes Purchase of
ADPO Chemical Terminal in Ghent, Belgium

TEL AVIV, Israel, August 22, 2010 – Ampal-American Israel Corporation (Nasdaq: AMPL), a holding company with experience in acquiring interests in various businesses with emphasis in recent years on energy, communications and related fields, announced today that its subsidiary, Gadot, through its wholly-owned subsidiaries, has completed the previously announced purchase of the entire issued and outstanding share capital of ADPO GHENT NV ("ADPO") for a purchase price of €30,000,000 (approximately $38.1 Million).

The transaction was completed on August 20, 2010. Gadot's subsidiary obtained a long term credit facility from Israel Discount Bank Ltd for the financing of the purchase price.

ADPO owns and operates a state of the art chemical storage terminal in Ghent, Belgium, over an area of 25 Hectares of land, with a storage capacity of approximately 100,000 Cubic Meters, and its purchase shall allow Gadot to expand its global business and maximize Gadot's abilities for delivering products and services worldwide.

About Ampal:
Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals, communications and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement
Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.